Exhibit 99.1
GTSI acquires Information Systems Consulting Group, Inc.

Acquisition expands professional services capabilities
HERNDON, VA., August 16, 2011 — GTSI Corp. (NASDAQ: GTSI), a systems integrator, solutions and services provider to federal, state and local governments, announced today that it has completed the acquisition of Information Systems Consulting Group, Inc. (InSysCo), a privately held Federal IT professional service provider.
This acquisition expands GTSI’s professional services capabilities in the areas of software and database development and maintenance. Sterling Phillips, GTSI’s President and Chief Executive Officer added, “The acquisition of InSysCo represents a significant step in executing our strategy of growing the professional services component of our business. With their CMMi Level 3 certification and long history of supporting software development at the Internal Revenue Service, InSysCo brings a new dimension of technical capability to GTSI’s ability to deliver comprehensive information technology solutions to our customers.”
InSysCo is headquartered in Fredericksburg, Virginia and has more than 110 employees providing software development and support services to the Federal Civilian marketplace. The company has been independently appraised at Capability Maturity Model Integration for Development (CMMI) Level 3. InSysCo was recently awarded a Total Information Processing Support Services 4 (TIPSS-4) Prime contract by the Department of Treasury and was recognized as the 2010 Treasury Small Business Contractor of the Year. All of the work under InSysCo’s current contracts is full-and-open. Their largest customer is the IRS.
Bill Johnson, InSysCo’s Co-Founder and Chief Strategy Officer said “We are excited to be joining GTSI with its established brand and long history in the Federal marketplace.” Danielle Johnson, InSysCo’s President added “GTSI shares our commitment to the highest level of customer service and their resources will help fuel InSysCo’s growth.”
About GTSI Corp.
GTSI (NASDAQ: GTSI) is a leading provider of technology solutions to federal, state, and local governments. Founded in 1983, the company has helped meet the unique IT needs of more than 1,700 governmental agencies nationwide. GTSI professionals draw on their deep knowledge, strategic partnerships, more than 740 industry certifications, and customer service to guide agencies in selecting the most cost-effective technology available. GTSI has extensive capabilities and past performance in data center, networking, collaboration, security, and cloud computing solutions. In addition, GTSI’s advanced engineering, integration, support, and financial services — and broad portfolio of contracts — ease the planning, purchasing, and deployment of solutions, and facilitates the management of mission-critical IT throughout the lifecycle. Headquartered in Herndon, Va., GTSI has approximately 400 employees and reported revenue of $666.7 million for the 12 months ended Dec. 31, 2010. For more information visit the company’s website at www.gtsi.com.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Brian Talbot
Marketing Director
703.502.2301
Brian.talbot@gtsi.com